Exhibit 10.1

Amendment No. 1

2019 TRINITY CAPITAL INC.

LONG TERM Incentive Plan

Pursuant to the power reserved to it in Section 14 of the 2019 Trinity Capital Inc. Long Term Incentive Plan (the “Plan”), the Board of Directors of Trinity Capital Inc. hereby amends the Plan, effective June 12, 2024, as follows:

1.
Section 5(A) is hereby amended and restated in its entirety to read as follows:

“ (A) Share Reserve. Subject to Section 12(A), the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to grants of Restricted Stock or Other Stock-Based Awards or the exercise of Options is nine million four hundred thousand (9,400,000) shares.”

2.
Section 5(B) is hereby amended and restated in its entirety to read as follows:

“ (B) Reversion of Shares to the Share Reserve. If any Award shall for any reason expire or otherwise terminate, in whole or in part, or is unearned, in whole or in part, or is canceled for any reason without having been exercised in full, the shares of Stock under such Award shall revert to and again become available for issuance under the Plan to the extent of such expiration, termination, cancellation or forfeiture. Notwithstanding anything to the contrary contained in this Plan, (i) shares of Stock withheld by the Company, tendered or otherwise used in payment of the exercise price of an Option, (ii) shares of Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding and (iii) shares of Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options will not be added (or added back, as applicable) to the aggregate number of shares of Stock available under Section 5(A) of the Plan.”

3.
A new Section 11(G) shall be inserted immediately following Section 11(F), as follows:

“ (G) Minimum Vesting Period. Notwithstanding anything to the contrary in the Plan, the minimum vesting schedule applicable to Awards shall provide for vesting over a service period of not less than one (1) year, with vesting only permitted on or following the one (1) year anniversary of the grant date; provided that such limitation shall not apply (i) to Awards granted for up to an aggregate of five percent (5%) of the maximum number of shares of Stock that may be issued under this Plan, (ii) in the event of a Covered Transaction or (iii) in the case of certain qualifying terminations of employment, as may be agreed to between the Company and any Participant in an employment or similar agreement.”

* * *

To record the adoption of this Amendment No. 1 to the Plan, Trinity Capital Inc. has authorized its officers to affix its corporate name effective as of the date indicated above.

TRINITY CAPITAL INC.

By: /s/ Kyle Brown_______________

Name: Kyle Brown

Title: Chief Executive Officer